Exhibit 4.10
DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock of Royal Caribbean Cruises Ltd. (“us,” “our,” “we” or the “Company”). Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol “RCL.”

The following summary description of the terms of our capital stock is not complete and is qualified by reference to our Articles of Incorporation, as amended (“Articles of Incorporation”), and our Amended and Restated By-Laws, as amended (“By-Laws”), both of which are exhibits to our Annual Report on Form 10-K.

Common Stock

General

Our directors generally have the power to cause shares of any authorized class of our common stock to be issued for any corporate purpose.

All of the rights of our common stock are subject to any rights of preferred stock.

Dividends

Holders of our common stock have a right, pro rata based on number of shares held, to receive dividends when declared by our board of directors out of funds legally available for the distribution of dividends, subject to any rights of holders of preferred stock.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters submitted to our shareholders, and unless the Business Corporation Act of Liberia (the “Business Corporation Act”) otherwise provides, and subject to any rights of holders of preferred stock, the presence in person or by proxy of the holders of a majority of all of our outstanding common stock at any meeting of shareholders will constitute a quorum for the transaction of business at that meeting. We cannot subject the holders of our common stock to further calls or assessments. Under our Articles of Incorporation, holders of our common stock have no preemptive rights. Holders of our common stock are not entitled to cumulative voting for directors or subscription or conversion rights.

Neither Liberian law nor our Articles of Incorporation nor any of our other organizational documents limit the right of persons who are not citizens or residents of Liberia to hold or vote our common stock. However, in May 2000, our Articles of Incorporation were amended to prohibit any person, other than our two then largest shareholders or their transferees, from beneficially owning, as determined for purposes of Section 883(c)(3) of the United States Internal Revenue Code of 1986 as amended, and the regulations promulgated thereunder, shares that give such person in the aggregate more than 4.9% of the relevant class or classes of our common stock, unless such person is given an exemption by us.

Sales of Assets, Liquidation and Mergers

Under the Business Corporation Act, the holders of two-thirds of the outstanding shares entitled to vote need to approve the sale of all or substantially all of our assets and any decisions by us to liquidate or dissolve. However, holders of only one-half of the outstanding shares of our common stock may elect to institute judicial dissolution proceedings on our behalf under the Business Corporation Act on certain grounds. In the event of our liquidation or dissolution, the holders of our common stock will be entitled to share pro rata, based on the number of shares held, in the net assets available for distribution to them, after we have paid amounts owed to all creditors and we have paid holders of our outstanding preferred stock the liquidation preferences they are entitled to.

Exhibit 4.10
Under the Business Corporation Act, the holders of a majority of the outstanding shares entitled to vote thereon need to approve a merger or consolidation involving us (other than a merger or consolidation with certain of our subsidiaries of which we own at least 90%).

Call of Meetings

Our By-Laws provide that special meetings of our shareholders can be called at any time by either our board of directors, the Chief Executive Officer or by our Secretary at the request of our shareholders holding at least 50% of the votes entitled to be cast at the meeting. In addition, our shareholders holding 10% of the shares entitled to vote in an election of directors or more may call for a meeting of shareholders if there has been a failure to hold an annual meeting.

Election of Directors

Our directors are elected, at either any annual meeting or any special meeting, by a majority of the votes cast by shareholders entitled to vote, and cumulative voting is not permitted. Vacancies on our board of directors are filled by the vote of a majority of the remaining board members for the unexpired term. Directors are elected for one-year terms.

Amendments to Our Articles of Incorporation and By-Laws

Any amendment to our Articles of Incorporation or any shareholder proposal to amend our By-Laws generally requires the authorization by affirmative vote of the holders of not less than two-thirds of all outstanding shares entitled to vote. This requirement does not apply to: (1) an amendment to change our registered agent or registered address; (2) an amendment to change the authorized number of shares of stock; or (3) an amendment for establishing and designating the shares of any class or of any series of any class. In the first two cases, our Articles of Incorporation can be amended by the affirmative vote of the holders of a majority of all of our outstanding shares entitled to vote. In the third case, our board of directors has the power to establish and designate new classes of preferred stock. In addition, our board of directors has the power to adopt, amend or repeal our By-Laws.

Dissenters’ Rights of Appraisal and Payment

Under Liberian law, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and have the right to receive payment of the fair value of their shares. If we amend our Articles of Incorporation in a way that alters certain rights of any of our shareholders, those shareholders have the right to dissent and receive payment for their shares. The dissenting shareholders may not receive that payment unless they follow the procedures set forth in the Business Corporation Act. Those procedures require that if we cannot agree with our dissenting shareholders on a price for the shares, we shall institute a special proceeding in the circuit court in the judicial circuit in Liberia in which our Liberian office is located; but in the case of a merger, consolidation, re-domiciliation or reregistration where the offering entity is a foreign entity without an office in Liberia, proceedings shall be brought in the country where the office of the Liberian corporation, whose shares are to be valued, was located. The value of the shares of any dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders’ Actions

Under Liberian law, any of our shareholders may bring an action in our name to procure a judgment in our favor, provided that shareholder is a holder of our shares or of a beneficial interest in such shares at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

Advance Notice Provisions

Our By-Laws contain advance notice provisions with respect to shareholder nominations of candidates for election as directors and of any other business that the shareholder intends to bring at a meeting of shareholders.

Exhibit 4.10
Limitations Under Indebtedness

Agreements governing certain of our indebtedness contain covenants that impose restrictions (subject to some exceptions) on us and our subsidiaries’ ability to take certain corporate actions.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our board of directors will fix any dividend rights, any conversion rights, any voting rights, any redemption provisions, any liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to effect a change in control. Our preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common stock.

Liability of Directors and Officers

Our Articles of Incorporation contain provisions which eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by Liberian law. In practice, we expect this eliminates the potential for monetary damages resulting from breach of fiduciary duties other than liability for:

•breaches of the duty of loyalty;

•acts or omissions not in good faith;

•acts or omissions which involve intentional misconduct or a knowing violation of law; or

•any transactions in which the director derived an improper personal benefit.

In addition, our Articles of Incorporation provide that directors and officers shall be indemnified and held harmless by us to the fullest extent permitted by Liberian law, if a director or officer is a party to or is threatened to be made a party to an action, suit or proceeding by reason of the fact that such person is or was our director or officer or serving at our request as a director or officer of another entity. Our By-Laws also contain provisions regarding the indemnification of directors and officers.

We believe that these provisions are necessary to attract and retain qualified persons as our directors and officers.